Exhibit 99.2

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

I-FLOW CORPORATION

Moderator: Donald Earhart
October 29, 2003
9:46 am CT

Operator:	Welcome to the I-Flow Corporation Third Quarter Results conference call.

During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session. At that time, if you have a question, please press the 1 followed by the 4 on your telephone.

As a reminder, this conference is being recorded Wednesday, October 29, 2003.

I would now like to turn the conference over to Don Earhart, Chief Executive Officer with I-Flow Corporation. Please go ahead sir.

Donald Earhart:	Thank you operator.

Good morning and thank you for joining us for I-Flow’s Third Quarter Results conference call. With me this morning is Chief Financial Officer Jim Talevich. After our prepared remarks, we will be glad to answer your questions.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

This was another solid quarter for I-Flow as our growth continued to accelerate. Although the third quarter is typically our weakest quarter, the summer months were very productive as each of our three primary business segments met or exceeded expectations. This strong performance enabled us to achieve record revenues for the seventh consecutive quarter.

And most important top line growth continued to be powered by expanding market penetration of the ON-Q Post-Operative Pain Management System. These results reflect the growing acceptance of ON-Q as a treatment option that enables patients to experience less pain, fewer side effects and shorter recovery time following surgery, so that they can get back to their normal lives faster.

We are very pleased with our progress as we enter the home stretch of fiscal 2003, and we remained focused on maximizing long-term growth at the expense of short-term profits, while strategically positioning I-Flow in the surgical pain relief market.

I will now turn the call over to Jim to discuss the financial results. After his review, I will have some additional comments on the quarter. Jim.

Jim Talevich:	Thanks Don.

Before we continue, please note that this conference call will include forward-looking statements. These statements are based on current expectations, estimates, and projections about our business based in part on assumptions made by management. These statements are not guarantees of future performance and actual results may differ materially.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

A more detailed discussion of these risks and uncertainties is contained in this morning’s press release at I-Flow Corporation’s various filings with the SEC. The statements made during this call are made only as of the date of the call and we undertake no obligation to update these statements.

Net revenues for the third quarter ended September 30, 2003, increased 35% to a record $12,985,000 from $9,639,000 in third quarter of 2002. By market segments, regional anesthesia revenues increased by 66% to $5,195,000.

Oncology Infusion Services increased by 30% to $3,275,000 and IV Infusion therapy revenues increased by 13% to $4,515,000. Gross profit increased by 34% overall to $7,928,000 for the quarter from $5,928,000 for the quarter ended September 30, 2002.

Selling, general, and administrative expenses increased to $7,968,000 for the third quarter of 2003, from $5,209,000 in the prior year quarter primarily due to increased selling marketing expenses to support the 2003 ON-Q sales expansion effort, which included the addition of approximately 40 sales representatives, and secondarily due to the $100,000 entry fee for admission to the NASDAQ national market system in July.

Research and development expenses increased by 9% to $589,000 for the quarter compared to $542,000 in the prior year quarter due to increased prototyping expenses. The net loss for the quarter ended September 30, 2003, was $386,000 or 2 cents per diluted share, compared to net income of $107,000 or 1 cent per diluted share for the same period last year.

For the nine months ended September 30, 2003, revenues increased 33% to a record $36,712,000 from $27,694,000 for the nine months ended September

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

30, 2002. By market segment, regional anesthesia revenues increased by 64% to $14,258,000.

Oncology Infusion Services revenues increased by $26% to $9,619,000 and IV Infusion Therapy revenues increased by 13% to $12,835,000. Gross profit increased by $36% overall to $22,683,000 for the nine months ended September 30, 2003, from $16,735,000 for the nine months ended September 30, 2002.

Selling, general, and administrative expenses increased to $21,636,000 for the first nine months of 2003, versus $14,525,000 for the comparable period in the prior year primarily due to additional sales personnel.

Research and development expenses decreased slightly to $1,611,000 for the first nine months of 2003, from $1,633,000 in the prior year period. The net loss for the nine months ended September 30, 2003, was $347,000 or 2 cents per diluted share compared to a net loss of $3,125,000 or 20 cents per diluted share for the nine months ended September 30, 2002. The loss in the prior year period included the effect of a change in accounting principle for goodwill.

Net income before the effect of a change in accounting principle for last year’s first nine months was $349,000 or 2 cents per diluted share.

Moving to the balance sheet, total cash increased on a year-to-date basis by $9.8 million to $11.3 million as of September 30, 2003. The cash increase includes the net proceeds from the company’s private replacement of stock on September 4 for $12.5 million. These cash amounts do not include the anticipated proceeds from the sale of our spinal specialty subsidiary for approximately $6 million.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

Total assets increased on a year-to-date basis by $13.9 million to $47.3 million as of September 30, 2003, from $33.4 million as of December 31, 2002. Total liabilities increased to $6.7 million as of September 30, 2003, from $5.9 million as of December 31 2002.

During the quarter ended September 30, 2003, the company repaid its bank lines of credit of $1.8 million and the company is currently debt free. Don.

Donald Earhart:	Thank you Jim.

Traditionally, the third quarter is when many doctors and other healthcare professionals who make purchase decisions to take their vacations, which means that they are unavailable for sales presentation. In light of this, we are particularly pleased with I-Flow’s performance.

For the quarter ON-Q sales were up 91% over the comparable period a year ago and 69% ahead of the first nine months of 2003. These results point to an increased use of ON-Q following a growing variety of surgeries including open heart, bariatric, C-section, hysterectomy, hernia, colorectal, mastectomy, and orthopedics to name just a few.

The publication of clinical studies confirming the efficacy of the ON-Q technology and aggressive implementation of our sales and marketing programs are driving the acceptance of ON-Q as an emerging standard of care for post-operative pain relief.

We mentioned on the last conference call that our performance in fiscal 2003 is significant, because the comparison of this year’s results to last year’s numbers is an apples-to-apples comparison since neither period includes

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

Johnson & Johnson’s Ethicon Endo-Surgery subsidiary as I-Flow’s distributor.

Clearly, we are benefiting from our independent as a direct distribution organization. The ongoing change in the composition of our business is another key reason for our strong gross margin. Two years ago in 2001 regional anesthesia was only 25% of our total revenue. In fiscal 2002, regional anesthesia increased dramatically to 32% of total revenue.

Through the first nine months of this year, there has been another dramatic shift, regional anesthesia has jumped to 39% of our total business followed by IV Infusion therapy at 35%, and Oncology Infusion Services at 26%. We look for further revenue growth and margin improvement, as the higher margin ON-Q products become an increasingly larger part of our total sales since they are growing at the faster rate.

During the last three months we added another nine reps to our ON-Q sales network giving us more than 85 sales representatives nationwide with plans to grow 100 by yearend 2003. With less than 1% of the potential surgeries now benefiting from the therapeutic and economic advantages of technology like the ON-Q, we have only scratched the surface of this large and under penetrated market estimated to be an excess of 15 million surgeries annually in the US alone.

Clearly this opportunity is substantial, and we will continue to invest heavily on our sales and marketing infrastructure to build share for the ON-Q brand. I would like to note at this time yesterday’s $6 million sale of our spinal specialty subsidiary, plus last month’s 12.5 million private placement will help provide the financial resources necessary to fund our ON-Q expansion strategy. These funds are year marked for programs that will continue to

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

expand our ON-Q sale force, and to provide the resources needed to educate consumers.

As I said earlier, all three of our primary businesses turned in strong performances. And now more detail about the factors that lead to these strong results, and we will look at these details as we look at each of the business units.

First is regional anesthesia. Third quarter regional anesthesia sales would consists primarily of ON-Q increased 67% over the prior year quarter. For the first nine months sales increased 64%. I mentioned earlier, the addition of sales people, but that’s not the only reason why we are strongly growing this business.

In my opening comments I mentioned the clinical studies demonstrating the efficacy and economic benefits on ON-Q technology our key component of the continuing ramp of this innovative pain relief technology.

During the quarter, ON-Q was featured in a presentation at the 21st World Congress on Endourology. The presentation highlight the benefits of using ON-Q to deliver non-narcotic, side specific pain relief for patients who underwent laparoscopic robotic surgery for urological malignancy. The results were impressing. The ON-Q patients required half the amount of narcotics and had an earlier return to normal bowel function and ambulation. Additionally, there were no wound infection and no wound abnormality were seen on post-operative follow up three months later.

In September, the world-renowned cancer center MD Anderson at the University of Texas began a study to evaluate the post-surgical benefits of ON-Q for women undergoing breast reconstructive surgery. All other

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

participants will be evaluated on the amount of narcotics necessary to alleviate their pain and the pace of their overall recovery.

Earlier this month, the Journal of American Society of Anesthesiologist published a study on the safety and efficacy of using ON-Q following coronary artery bypass graft surgery. The study found that patients using ON-Q reported significantly lower scores, experienced a 63% reduction in the use of narcotics, and more importantly left the hospital a day and half earlier than normal. And last week ON-Q was featured in two presentations of the American College of Surgeons 89th Annual Clinical Congress.

One study focused on chest surgery and involved 110 patients who received an ON-Q pump, epidural pump or a combination of the two for post-surgical pain management. The ON-Q patients experienced a dramatic decrease in narcotic use and pain, and an increase in lung volume in comparison to those using the epidural pump or the combination of the two.

The other study involved 50 patients who were given the ON-Q to manage their pain after inguinal hernia surgery. Some received a local anesthetic and others a saline placebo. The patients receiving the local anesthetic experienced the decrease in pain for an average of five days following surgery and had no infection or wound changes. It goes without saying that recognition at professional forms and in prestigious peer journals is an invaluable tool for supporting the efficacy of ON-Q.

On the marketing side we announced a co-promotion agreement for ON-Q with Steiner Sports which represents such note worthy professional athlete as New York Yankee all star Derrick Jeter, NBA all star Jason Kidd, former heavy weight champ Muhammad Ali, home run king Mark McGuire and Hall of Famer Sandy Koufax, these are impressive names. However, the real value

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

of this relationship is that I-Flow gains immediate access to National Football League trainers and their high profile athlete patients.

In terms of getting the ON-Q message out some of you may have seen the Dow Jones story that crossed the wire last week. This piece entitled I-Flow device successful at cutting post surgical pain was written by a reporter in the Chicago Dow Jones Bureau who notes that quote and studies other device involving various surgical procedures.

There’s been less need for patients to take powerful narcotics that can cause addiction. If you haven’t already seen the posting I encourage you to check it out as it provides a very nice account of how and why ON-Q is the better alternative, and why it is becoming increasingly more popular as an alternative to narcotics for treating post-operative pain.

Getting the message to consumers that narcotics can be dangerous and that there is a better way that better way is regional anesthesia and the ON-Q. And in addition, sales of spinal specialties chronic pain products increased 25% over last year’s third quarter.

Although we’re pleased with the success of spinal specialties, it no longer supports our primary strategic goal of making the ON-Q post stop pain relief system the standard of care for post-operative pain relief. Therefore, as we announced in yesterday’s press release I-Flow has entered into an agreement to settle totally on spinal specialties subsidiary to integralize Science Holdings Corporation for approximately $6 million in cash.

Confirmation of the transaction, which is expected later this month or early November is subject to satisfaction of a number of customary conditions. The importance of this transaction is primarily strategic with approximately $17

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

million in total cash after the sale, and virtually no debt I-Flow is well positioned to focus on it’s core strategy as a recognized leader in the rapidly growing market for site specific, post-operative pain management using regional anesthetics.

Next let’s talk about oncology infusion services. Sales for our infusion pop management subsidiary rose 30% in the third quarter over last year’s third quarter. For the nine months sales were up 26%. InfuSystems co-marketing program with major pharmaceutical companies to provide physicians with pumps to administer the new drug Camptosar and Eloxatin for treating colorectal cancer grew steadily during the quarter.

These new drug protocols are having a positive impact on the clinical use of ambulatory infusion pumps for chemotherapy which in turn benefits InfuSystems. We are also using the InfuSystem provider contracts and medical billing expertise in a synergistic way to begin driving growth in the regional anesthesia market by providing the ON-Q family of products to outpatient surgery centers.

We plan to have dedicated sales representatives to call on outpatient surgery center, and provide yet another channel for physicians and patients to receive the clinical and economic benefit of ON-Q. InfuSystem currently has more than a 120 million lives under managed care contracts or approximately two-thirds of the insured patients eligible for treatment within the ambulatory oncology pump management market.

This core business continues to provide a solid foundation to develop and support new innovative pump services programs that capitalize on market opportunities and provide opportunities for I-Flow to grow even further.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

Our Infusion Therapy business will address next, worldwide sales for IV Infusion Therapy, which includes our intravenous elastomeric pumps, mechanical Infusion devices and electronic infusion pumps, and disposables grew 13% over the comparable quarter last year.

Nine-month sales increase 13% over the last year. Increased sale of elastomeric pumps is the primary reason for this grow, driven by the products’ ease of use, reliability, and reduced need for nursing intervention when compared to the clinical alternatives.

In conclusion, we made good progress this quarter as ON-Q continued to gain acceptance with surgeons, nurses, and hospital administrators. There is still a lot of work to do as we focus on changing habits. We expect to accomplish this by expanding our dedicated sales force and providing the necessary marketing support, continue with clinical studies to improve the cost savings, and clinical advantages over narcotics, implement programs like our third party billing to make the product accessible to more patients, continue to expand the product offering to capture more surgeries, and to expand the size of the potential market.

In summary, we intend to take full advantage of the opportunity to replace narcotics as the standard of care for treating postoperative pain in some 15 million plus surgeries performed each year in the US alone.

Operator we are ready for the first question.

Operator:	Thank you.

Ladies and gentlemen, if you would like to register a question, please press the 1 followed by 4 on your telephone. You will hear a three-tone prompt to

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3. If you are using a speakerphone, please lift your handset before entering your request.

One moment for the first question. Our first question comes from the line of William Plovanick with First Albany. Please proceed with your question.

William Plovanick:	Hey good morning. Good quarter.

Donald Earhart:	Thanks Bill.

William Plovanick:	A couple of questions for you. First on the Steiner sports contract, is there going to be any overlap with dj Orthopedics?

Donald Earhart:	No.

We do not expect any overlap Bill, and in fact at this time, we are considering not renewing our ongoing relationship with dj Orthopedics, so there’ll be no overlaps at all with this.

William Plovanick:	Okay.

And then if you look at the - you talked about the outpatient surgery revenues included in the oncology help drive that, was that a significant number, where does that pop in to the revenue mix and yeah that’s basically the question, you know, what type of number was that in the quarter and where in the revenue mix will that flow to?

Jim Talevich:	Bill, we have not disclosed that piece.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

Donald Earhart:	Bill, this is Don.

William Plovanick:	Yeah.

Donald Earhart:	We do not disclose that as Jim said.

However, there is no number for ON-Q in the numbers reported for InfuSystems. That is captured in the total ON-Q number for the corporation, so that’s not even in there. It’s still a relatively small number at this time because that program is just beginning.

William Plovanick:	Okay.

Donald Earhart:	Does that answer your question?

William Plovanick:	Yes it does.

And then just a couple of housekeeping and actually one more, the gross margins, as we look at it, it was up year-over-year but it was down sequentially from the last three quarters and considering the RA business is growing so quickly, I’m just curious of why that would be down?

Donald Earhart:	What’s happening Bill, is we’re having this terrible problem with our two lower margin business is still growing, and these are growing so fast, the mix isn’t changing enough so that regional anesthesia can continue to influence their higher margins.

We’ve got oncology growing much faster than we have projected and we’ve got the homecare business growing much faster than we projected, and even

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

though the regional anesthesia business is growing very strongly, it’s not going fast enough for to affect the margins like that. Does that make any sense?

William Plovanick:	Yes it does.

Donald Earhart:	We got this terrible problem. Our two lower margin businesses are growing much faster than we projected.

William Plovanick:	And it’s a bad problem to have.

Donald Earhart:	That’s the problem Bill.

William Plovanick:	Just two quick questions for Jim and that’s it. I wonder if we could get the inventories and the accounts receivable at the end of the quarter?

Jim Talevich:	Sure Bill, hang up.

The inventory number is $8.4 million.

William Plovanick:	Okay.

Jim Talevich:	And the receivable number is $11.9 million.

William Plovanick:	Great! Thanks so much.

Donald Earhart:	You’re welcome Bill.

Operator:	Our next question comes from the line Jason Kroll with Roth Capital. Please proceed with your question.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

Jason Kroll:	Hi folks.

Donald Earhart:	Hi Jason.

Jason Kroll:	I guess, let’s just start with surgeon adoption in particularly I know you mentioned a bunch of procedures done on - if I ask you the top 3 that you’re seeing the most adoption with the ON-Q, could you just maybe talk a little about those three, one, two, three?

Donald Earhart:	Yeah.

What I did when I listed them in my earlier talk, I actually put them in level of importance.

Jason Kroll:	Okay.

Donald Earhart:	So if you take a look at what I’ve said, open heart, bariatric, C-section, hysterectomy those are probably the top 4. The others are still important but those are probably our top 4.

Jason Kroll:	Okay.

Do you see that mix changing I mean are you guys *2615 in the last week, did you see an indication of other potential surgeries, you know, there are surgeons coming onboard to are looking at the product?

Donald Earhart:	Well, if you go back to what our strategy is Jason is to go after the surgeon who are performing the — I hate to use the word bigger but — the more

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

complicated surgery and the more expensive surgeries because they get whatever they want in their procedures.

So it makes it an easier sell for us because number 1, they recognize very quickly the advantages of the ON-Q over what they’re doing now with narcotics. So they adopt faster and because they get what they want in a hospital, they have a tendency to help us more as we then take it to the committee.

So the answer to your question is, we will continue to focus on those surgeries where the surgeon has more clout and can get what he wants because he helps us open the door in the hospital to all surgeries. Does that make any sense?

Jason Kroll:	Absolutely.

Donald Earhart:	Okay.

Jason Kroll:	You mentioned the dj Orthopedics relationship, how much of your ON-Q sales right now are orthopedic applications and then how would you, I guess if you don’t renew that relationship effectively target that market?

Donald Earhart:	Well, remember, we don’t give those kind of numbers.

But I will say this is that we have a significant sales with dj that we will have the opportunity now to capture on a direct basis just like we did the Ethicon, and remember that the opportunity there will be significant increase in revenues on that which we capture and an improvement in margins.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

And now that we have a sales force in place that’s already trained if we continue to add to that sales force, we expect this to be a benefit for the company as opposed to a negative.

Jason Kroll:	All right.

Of the 80 you mentioned that are in place in the sales force, what’s the breakdown between in hospital and then the billing reps?

Donald Earhart:	We don’t really give that Jason.

Jason Kroll:	Okay.

Donald Earhart:	But off the top of my head I would say about 10 today are billing reps.

Jason Kroll:	Okay.

Donald Earhart:	The rest are dedicated to the hospital side either inside reps or outside reps. Now we’ll be substantially increasing the number of billing reps.

Jason Kroll:	So the most of the 20 are going to be billing in Q4?

Donald Earhart:	I would say about half that we add will probably be on the billing side because we’d like to be up to 20 by the end of the year. Now, whether we get there or not Jason I don’t know yet. But we’d like to be fully staffed about 20 going into the first quarter on the billing side.

Jason Kroll:	Okay.

Donald Earhart:	But we consider that to be a extremely big opportunity for us.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

Jason Kroll:	Longer term 2004, do you continue seeing additions in the sales force and then I guess *2921 2004, end ‘04 how many in hospital and combined billing reps would you like to see in your sales force?

Donald Earhart:	I don’t have the answer to that but we will continue to be opportunistic.

Jason Kroll:	Okay.

Donald Earhart:	As the opportunities to increase market penetration become available, which means we will add sales people as the territories grow and it makes sense to split them into two or three, we’ll add additional sales people, and of course will be very opportunistic on the marketing side to make sure that we take advantage of any opportunity that would help us skip the word out to surgeons or consumers.

Jason Kroll:	Okay. Excellent! Thank you very much nice quarter.

Donald Earhart:	Thank you.

Operator:	Our next question comes from the line of Adrian Dawes with JM Hartwell. Please proceed with your question.

Adrian Dawes:	Congratulations on a great quarter.

Donald Earhart:	Thanks Adrian.

Adrian Dawes:	Can you talk a little bit about the combination of new sales force, the productivity that you’re currently seeing and what you’re expecting the run rates to be as we look out into ’04? Then I’ve got a couple after that.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

Donald Earhart:	Well Adrian, we don’t give that kind of information.

One of the things, I think it’s important, is that right now we have about 6 sales people that have been with us a year or longer. So if you take 6 out of that total of 80 or 85 that’s not very many. Most of the sales people we have today have been with us obviously for less than a year.

So it’s still very difficult to measure what their productivity should be, but I will say this that in the early days of hiring the sales force, we found that it took six to nine months for them to reach a point, which we would call breakeven.

Breakeven being that they’ve started paying for themselves. We’re finding matters have been reduced to somewhere between four and six months, and as we continue to gain share, and as we give them territories that have more base, we expect that to speed up even further.

So what would we give as a quarter per sales rep today, I think somewhere between $400,000 and $500,000 would be the average quote today but of course that will increase as we continue to make progress on a number of surgeries that we capture.

Adrian Dawes:	Great!

Maybe you can sort of give us a sense of what the six longest *3158 sales people are doing on average? Is it above that quota that you set so it’s a conservative number for ’04?

Donald Earhart:	Yes. The answer to your question is yes.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

Adrian Dawes:	Okay. Great!

Donald Earhart:	We’re doing better than that.

Adrian Dawes:	If we look at the balance sheet, you’ve obviously got a very healthy cash position following the sale of spinal specialties, how rapidly do you expect to use that cash and how much you’re going into inventory and receivables and so on? What kind of ratios do you think for every dollar of sales, how much working capital do you think you need to tie up in it?

Donald Earhart:	Just a moment Adrian.

I really don’t understand the question in total. We don’t expect receivables to go up significantly or anything else because, you know, our day’s payments are very good. I don’t really know the answer to that one Adrian other than the fact that, you know, as we add sales people and as they pickup speed fast or quicker, I don’t expect us to spend all that money in the short term. I expect to give productivity and we will continue to grow this business without using all of that cash if that’s what you’re asking me.

Adrian Dawes:	Great! Thanks a lot and congratulations.

Donald Earhart:	Okay. Thank you.

Operator:	Our next question comes from the line of Howard Halpern with Taglich Brothers. Please proceed with your question.

Howard Halpern:	Hi guys.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

Donald Earhart:	Hello.

Howard Halpern:	First question I guess with concerning spinal specialties. Would you be able to give what the revenue contribution of the spinal specialties was for the first nine months either has there or on a percentage basis?

Donald Earhart:	Yeah. Just one moment; we’ll get it for you.

Jim Talevich:	It’s about 3.5 million.

Donald Earhart:	Did you get that, 3.5 million?

Howard Halpern:	Okay.

And with, you know, the growth of your sales force, you know, the deployment of cash that you’re going to make, you don’t see any reason why that that shouldn’t be offset to a greater degree in ’04 and what’s perhaps spinal specialties is growing that $3 million?

Donald Earhart:	I think what you’re going to see next year is a question we’ll have to make up that revenue to stay at the same level. But of course we will stayed and compare ourselves to each quarter next year without spinal. I think you’ll actually see an improvement in margins.

Howard Halpern:	Okay.

Donald Earhart:	Because if you can guess, spinal specialties’ margin were no were near the margins of the ON-Q business.

Howard Halpern:	Okay.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

Donald Earhart:	As, you know, we reported ON-Q growth has been much greater than the overall growth of regional anesthesia, which was held back by the growth of spinals.

Howard Halpern:	Okay.

And, I guess, at this point in time, how many, I guess, hospitals have you gotten into it and how far along in each hospital are you to, you know, that you are based on your sales now?

Donald Earhart:	Well, with only 1% of the total market captured between us and all of the competitors you can tell it’s a very small percentage of the opportunity that’s been surrounded.

Of the number of hospitals, we believe, there’re over 5000 hospitals we’re in less than 500 right now, and the penetration in those 500 is at the very beginning stages. That’s what makes the opportunity so exciting is they’re still 99% of that market that’s using narcotics and that’s the opportunity we’re going after.

Howard Halpern:	Okay.

And, I guess, what type of use to our pipeline of different studies and presentations are there that I guess will be seeing throughout the remainder of this year and into ’04?

Donald Earhart:	Well, I think your going to very excited about what happens between now and the end of the year because we have a couple of very, very important studies that will soon be published in some very important rags, I don’t call rags but

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

journals, okay and I think you’ll find that to be very, very impressive what you see as we go forward this year because we’ve got some big studies to be published yet.

Howard Halpern:	Okay.

One final question: How many shares outstanding, I guess, you currently have?

Donald Earhart:	Just a second, I’ll have Jim check that for you.

Howard Halpern:	Okay.

Jim Talevich:	Yes, 18 million.

Donald Earhart:	Eighteen million, did you get that?

Howard Halpern:	All right. Okay, yep. I got it.

Donald Earhart:	Okay.

Howard Halpern:	Thanks guys.

Donald Earhart:	Thank you.

Operator:	Our next question comes from the line of Bill Miller with JM Hartwell. Please proceed with your question.

Bill Miller:	Hi Don.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

Donald Earhart:	Hi Bill.

Bill Miller:	How’re you doing?

I know you must be doing very well. It’s a great quarter.

Just to get back to the sales force issue: I just have three questions or two or three anyway; one, at the fourth quarter of last year, it seems to me you were approximately 25 salesmen. Is that right?

Donald Earhart:	We actually left the year at about 40.

Bill Miller:	Forty last year?

Donald Earhart:	Yeah that includes inside, outside, and it includes a couple of a people on the MP system side that was doing plastic surgery.

Bill Miller:	Okay so 40 at the end of last year?

Donald Earhart:	Yes.

Bill Miller:	From the *3734 you’re going to be at about 100 this year?

Donald Earhart:	We hope to leave the year at around 100.

Bill Miller:	Okay.

Now, the question I have is, given the fact you’ve now raised an additional $6 million. You’ve more than double you’re going to have 2.5 times with the sales force from last year to this.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

What added advantage do you get by having that $6 million on the balance sheet? Can you grow the sales force even faster than you did, does it give you just the confidence to go out and hire people where to take other marketing initiatives or is there some actual number that you have in mind? These 2.5 times from the sales force is really terrific and I would see from a 100 to 250 is fantastic but can you really have that kind of growth now because you have done this with specialties deal or what do you hope to achieve in the way that simply sales force grow year next year?

Donald Earhart:	I think, Bill, it’s going to take more than just simply sales force growth, and the money that we have on the balance sheet can be used opportunistically on the marketing side as well.

As you well know that there are marketing programs out there that could chew up a significant amount of that $16 million or $17 million if we actually decided to invest that way.

We’re not ready yet for those kind of programs because we don’t have enough users or to make cents but somewhere down the road, we’re going to hit critical mass and it’s now going to become important that we use some of that money on the marketing side to inform more surgeons and consumers like yourself that there is a better way.

We’re not there yet but as we continue to grow the base, we expect to get there in the near future. So don’t look at that money to be just for sales people that can be utilized in other ways to grow this market as well.

Bill Miller:	In theory, a salesman cost you about $50,000 or so per year just if you had no revenues it’d would cost you 50,000 of salary?

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

Donald Earhart:	Well, I wish that were true Bill.

Bill Miller:	How much does once it costs you?

Donald Earhart:	Yeah. Our typical sales rep, if you include everything, if he hits quota, his commissions, his salary, his overhead, which is insurance everything else is about $250,000. You count everything it’s not cheap.

Bill Miller:	Yes generally $250,000 approximately to breakeven.

Donald Earhart:	Yeah. We estimate about $20,000 a month.

Bill Miller:	That in theory means that you could hire with $16 million, you could hire $300,000 or something like that?

Donald Earhart:	Yeah.

My problem is, I don’t think I can do it very quickly Bill though I have made many people available tomorrow, so it take a long time to get there and number two I am not sure we can handle 300 today.

Bill Miller:	So, how fast do you think you can wrap them in. You went from 40 to 100 that’s fantastic I mean that’s really wonderful. Can you take it from 100 to 200 and hire half again much more, in other words you did 60 last year and could go 90-100 this year or is that just too far fetched the thing?

Donald Earhart:	The limiting factor is how fast the existing territories will grow. If they reach a certain level, we will split them. So if they’d reach that level quickly, we’ll

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

add another rep. The advantage being that we can give a brand new rep some base business to build on and that really determines how fast we’ll add.

So as we bring on the new people and our existing people continue to grow their territories, when they reach a certain level, we will split them. Add another rep for the other piece and that’s how we will grow.

So to answer your question is I don’t know these answers to how fast but we will do it as quickly as those territories reach what we call a critical mass. That’s exactly what we are doing on the regions.

For example, we have four regions prior to two weeks ago we have now taken those regions and split them into eight and as those regions grow and the numbers of sales reps in each region grow, we will then split those probably into 12 and then into 16. Each region will have anywhere from 8 to 10 reps.

Bill Miller:	Okay. That sounds terrific Don.

One other small question: In a normal year, how much is the regional anesthesia down if you had to guess what historically has happened from the second quarter to the end of the third quarter, what would you say it was normally down, 10%, from quarter to quarter?

Donald Earhart:	Are you talking about seasonality?

Bill Miller:	Yeah.

Donald Earhart:	Yeah.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

Our third quarter has always been a tough quarter for us Bill and that is because of all the vacations. You not only have the vacations from the doctors, you have the vacations from your sales reps too to worry about.

Bill Miller:	So what would you think, in normal seasonal factor is down 10% second quarter, third quarter?

Donald Earhart:	That’s probably as good as it gets any Bill.

Bill Miller:	Okay. Thanks, and really well done.

Donald Earhart:	Thank you very much.

Operator:	Ladies and Gentleman, as a reminder, to register for a question, press the 1 followed by the 4.

Our next question comes from the line of William Plovanick with First Albany. Please proceed with your follow-up.

William Plovanick:	Just a couple of housekeeping questions to follow up with; one, when you sell the C-block is that going to go to - well, the question is, is that going to be sold with spinal specialties or are you going to keep that?

Donald Earhart:	No. That is going to be kept with ON-Q where it is now Bill.

In the early days when we purchased spinal, the plan at that time was to have C-block in the spinal organization. When we got back the ON-Q product from Ethicon and we built a direct sales force, it made sense at that time to put it with the direct sales force and that’s where it’s been for the last two years. So it stays with I-Flow, it does not go with spinal.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

William Plovanick:	Okay.

And then Jim, can you give us the spit on the sales and marketing in G&A in the quarter?

Jim Talevich:	Between sales and marketing versus G&A?

William Plovanick:	Yes.

Jim Talevich:	Yeah.

Sales and marketing was $5.5 million right and G&A was $2.5.

William Plovanick:	Okay, and then depreciation and amortization in the quarter?

Jim Talevich:	Yeah. I don’t have that with me.

William Plovanick:	All right. Okay. Thanks so much.

Donald Earhart:	Okay.

William Plovanick:	Oh one more question, hello,

Donald Earhart:	Yes.

William Plovanick:	The percentage of hospitals that are re-ordering the product, you said you have just about some 500 hospitals that are you are working with now, what’s been the re-order rates from the hospitals you have signed up?

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

Donald Earhart:	Very high Bill.

We don’t give that number out but it’s very high. Once we penetrate we tend to stay.

William Plovanick:	Okay. Thank you.

Operator:	Our next question comes from the line of (Mike Stuart Evan), Private Investor. Please proceed with your question.

(Mike Stuart Evan):	Good morning.

Does insurance coverage now cover the ON-Q system RA stuff?

Donald Earhart:	You know, we get the question a lot about whether or not we have a reimbursement code. And probably the best way to answer that question is that the ON-Q does have a reimbursement code. Misunderstanding is that we don’t have a reimbursement code, but we actually do have a code a published code for the ON-Q.

Now, since we have a code it’s up to the insurance companies as to whether or not they want to reimburse it. So, when we take a look at Medicare, Medicare typically does not reimburse for the product, however private insurance companies in many cases will reimburse for the product.

So, if it’s used in the hospital for an inpatient it’s covered under the DRGs and therefore the reimbursement code has no value. That’s why we do the clinical studies to show the cost savings and the reduction in stay to justify its expenditure.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

However, in the outpatient surgery centers, the code becomes very valuable and that’s why we are able to put in place a billing program to our *4613 system subsidiary because they can build this product using a legitimate code a specific code to the product to the insurance companies.

Now the reimbursement is different depending on the insurance companies some will pay, some will not pay, some will pay X amount, some will pay Y amount, it’s all over the board but we are so far we’ve been successful in collecting enough to make it a very interesting business.

On the Medicare side however since we know they do not reimburse for the product we do not bill it. So, it’s not a program for Medicare, it’s a program for all other insurance carriers.

(Mike Stuart Evan):	You expect a change in the Medicare coverage?

Donald Earhart:	Yes. We are in the process of appealing that as we speak, and I’d hope in the next six to nine months we’ll get a ruling.

(Mike Stuart Evan):	Thank you.

Donald Earhart:	You’re welcome.

Operator:	Our next question comes from the line of (Bennett Nopman) with *4717 please proceed with your questions.

(Bennett Nopman):	Congratulations on the quarter.

Donald Earhart:	Thank you.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

(Bennett Nopman):	Could you guys just talk a little bit about how the sale process might be switching if at all from sort of a missionary sale to more of a pull through type sale, either within the hospitals that you penetrated or within new hospitals as maybe they’ve heard about you through studies that have come out and what not and sort of, you know, maybe what’s that doing to sales rep effectiveness and that type of thing.

Donald Earhart:	The biggest problem we have right now is that we get so many requests to bring the product into a surgeon or to a hospital that we just can’t honor the request because it pulls on our sales people away from the customers they are already servicing.

So we don’t have a lack of leads and we don’t have a lack of request but what we have to be careful about is that when you go into a brand new hospital you got to assume a six month or a longer process to get it approved by all the committees and to get it authorized to be used throughout the facility.

So, number one is we don’t have a lack of request to bring the product in but we have to keep our existing people focused. That’s why we are hiring more people so that we can go after more of those leads.

(Bennett Nopman):	Do you have any sort of count on the number of hospitals where you have sort of cleared all the committees and been approved, you know, this quarter versus last quarter maybe how many are pending or, you know, in any sort of way where you can qualitatively start checking them off and move on to the next hospital like this?

Donald Earhart:	No, we don’t publish those kinds of numbers we know what they are internally but we don’t publish those kind of numbers. We have to be very

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

careful here we are a public company and we do have competition so some of these numbers we’re not prepared to provide. I’m sorry about that.

(Bennett Nopman):	That’s okay but as you get, you know, through a committee and approved within one particular hospital are you then able to sort of more become an order taker and deliver product and send the sales person on to, you know, be intensive in the next opportunity or there’s a still a lot of maintenance that that sales person has to do even when you’ve been pre-approved.

Donald Earhart:	Well it’s interesting, when we go into a hospital we typically get one, two, or three surgeons using the product. They then help us with the committee process, so they help us get through the committees by supporting us. Once we get through the committees and we authorization to go across the hospital that’s really like a hunting license.

Now you still have to go into every surgeon and you have got to be with them when they do the surgeries initially so that they understand how to use the product, what’s the best place *5003, and etc, etc. So, to answer your question is that once we get a hospital give us the green light we can spend months and possibly even a year or more just going after surgeries and growing the business within that hospital.

We believe a typical hospital can generate more than a half a million dollars in revenue, many hospitals would generate over a million dollars in revenue if they adopt the ON-Q as a standard of care for the surgeries that I mentioned earlier. So, one hospital can be a huge win and when we reach that point we are actually looking at putting a dedicated person into the hospital to make sure that they are every day working with the doctors and the OR directors to have the product available for every surgery.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

So, if you are getting a million dollars or more in revenue from a hospital you can afford somebody. This is not a senior level rep that cost you $250,000, this is more like a nursing rep that cost you significantly less, but if they are to answer questions and to make sure the product is being used on a regular basis. That’s actually the model we’re looking at as we go further and as we convert some of these hospitals to fairly significant accounts. Does that make sense?

(Bennett Nopman):	It sure does. Thank you.

Donald Earhart:	Okay. Thank you.

Operator:	Our next question comes from the line of (Wes Shum), Welch Capital. Please proceed with your question.

(Wes Shum):	Hi thanks for taking my question. I just wanted to ask you about the spine segment that you sold.

Donald Earhart:	Yes.

(Wes Shum):	Did you have a dedicated sales force for that segment or was it just a product that your whole entire sales force offered?

Donald Earhart:	No, we did not have a direct sales force in the product, are you talking about the Osteoject 5204 product?

(Wes Shum):	Yes correct.

Donald Earhart:	Yeah, the biggest problem we have there is that we did not have a direct sales force for that product. The product we have we believe is excellent. We

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

believe that’s a very, very good product. The problem is that it takes a lot of resources to build the sales force to sell it.

(Wes Shum):	Okay, so how did you market that product then? Was it something that your I guess entire sales force had and they were spending most of their time targeting pain docs and what not?

Donald Earhart:	Well, we didn’t market it at all through a sales force we marketed through distributors and by telephone.

(Wes Shum):	All right, so you had independent distributors distributing the product then?

Donald Earhart:	Yes.

(Wes Shum):	Okay. How many distributors did you have distributing?

Donald Earhart:	Well, we had about a half a dozen distributors actually signed on to distribute the product, however when we knew that we’re going to move towards a sale we began to back off on the distribution network. And so really it hasn’t had any attention for probably about five months, four months something like that.

But the product is excellent, but here is the dilemma we have, the total market for *5322 we believe is about $250 million in the United States. That’s one tenth the size of what believe is the potential market for the ON-Q.

(Wes Shum):	Okay, understood. Those six distributors do have any idea how many reps that they had within their distributor?

Donald Earhart:	They probably had anywhere from five to ten reps per distributorship.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

(Wes Shum):	Five to ten reps?

Donald Earhart:	Yeah, but again they weren’t giving this product the 100% of their time.

(Wes Shum):	Understood.

Donald Earhart:	Yeah.

(Wes Shum):	So, going back to that, how many regions did they cover, the six distributors?

Donald Earhart:	Probably five which was probably 25% of the US or less.

(Wes Shum):	Okay.

Donald Earhart:	We had to stop batting distributors when we made the decision to sell.

(Wes Shum):	Okay.

Donald Earhart:	We couldn’t sign contracts with the distributors and give a minimum. So we made the decision to sell.

(Wes Shum):	Right, and what was the ASP for your *5419 system?

Donald Earhart:	Well our system was totally different than anybody else’s because we used a reusable driver with a very inexpensive disposable kit.

(Wes Shum):	Okay.

Donald Earhart:	So, our margins were very, very high in that business but our average realized price doesn’t make any sense because if you take a look at the completion

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

they use the Driver 1 and the disposable one and therefore they sell the kits for a much higher price.

(Wes Shum):	Got you.

Donald Earhart:	Than we do, well we sell the driver for a close to a $1000.

(Wes Shum):	Okay.

Donald Earhart:	And then the kits are sold for a much lower price but the driver is reusable.

(Wes Shum):	How much were the kits sold at?

Donald Earhart:	They were sold somewhere in the neighborhood of $200.

(Wes Shum):	$200? And how many *5504 how many levels could you do with one kit?

Donald Earhart:	Are you with one of the competitors?

(Wes Shum):	No, I’m not with one of the competitors.

Donald Earhart:	Oh, because that’s a lot of good questions. You sound like you know a lot about this business. But, those kits went from anywhere from $200 to $250 a piece.

(Wes Shum):	Okay, but how many procedures could you do with a kit?

Donald Earhart:	You could easily get two levels.

(Wes Shum):	Could you get two levels?

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

Donald Earhart:	Yeah, because of the strength of the driver you could deliver very thick cement which means you did not have problems with the cement leaking outside of the body I mean it’s an excellent, excellent system.

(Wes Shum):	Did you have a cavitation system?

Donald Earhart:	No.

(Wes Shum):	Okay, it was a needle right into the vertebral body there was no cavitation system.

Donald Earhart:	Yeah, we believe that you don’t need that type of a system.

(Wes Shum):	All right.

Donald Earhart:	Those procedures do not need that.

(Wes Shum):	Okay, so you had six distributors but you really stopped focusing on I know it’s basically just independent reps and you only penetrated 25% of the US.

Donald Earhart:	Yeah, but the problem we had was that we knew we were selling that thing for the last four to six months.

(Wes Shum):	All right. So none of your sales force that you have right now they weren’t selling any of this.

Donald Earhart:	They had no involvement at all.

(Wes Shum):	All right. Great and that was 3.5 million for the first nine months?

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

Donald Earhart:	Somewhere in that neighborhood. Yeah.

(Wes Shum):	All right, great. Thank you.

Donald Earhart:	You are welcome.

Operator:	Our next question comes from the line of (Dave Freedman) with (First Inc Capital). Please proceed with your question.

(Dave Freedman):	Hi, guys. Just a quick question. And looking at the ON-Q numbers form the model that have it looks like you are getting around, you had around 20 plus percent sequential growth roughly. Just want to get an idea is that in the ballpark correct?

Jim Talevich:	Just a moment we’ll take a look at the numbers.

(Dave Freedman):	Okay.

Jim Talevich:	It’s probably closer to 12% to 15%

(Dave Freedman):	Twelve to fifteen percent, okay great. And any kind of idea whether that’s, you know, going forward if that’s ramping, you know, increase in - the rate is increasing or same, flat or . . .

Donald Earhart:	Well, I think you will find that the growth is increasing from quarter to quarter. Okay, remember now third quarter was summer and we were just thankful we had any growth at all from second quarter in summer because that’s not normal for us in the rest of our businesses.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

(Dave Freeman):	Yeah. Okay great. Thanks a lot guys, keep the good work.

Donald Earhart:	All right.

Operator:	Our next question comes from the line of Jason Kroll with Roth Capital. Please proceed with your follow-up.

Jason Kroll:	Hi guys.

Don, quick question on the studies that you mentioned that you expect to be published here in the fourth quarter. What specifically are those?

Donald Earhart:	Let me ask my chief clinical guy if we are allowed to say anything here. Hold on a second Jason.

Jason Kroll:	Okay.

Donald Earhart:	I’m going to introduce you Jason, you know Roger Massengale.

Jason Kroll:	Hi Roger.

Donald Earhart:	Yeah, Roger is going to answer that question directly.

Roger Massengale:	Jason, (Paul White) has got another study coming out for orthopedic procedures for continuous *5848 block application. That one’s in the journal right now. And it’s already been accepted for this month.

Jason Kroll:	What journal?

Roger Massengale:	Anesthesia and analgesia.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

Jason Kroll:	Okay.

Roger Massengale:	There’s a couple of more we just got word that they shifted the date on one by thirty days and so until I have it in my hands I don’t want to commit on the others. But there’s a couple of more that absolutely will come out.

Jason Kroll:	Okay. I guess Roger since you are on the line any, you know, is there more focus on looking at infection or anything I guess retrospectively speaking in wound closure period during the studies?

Roger Massengale:	Yeah, of course every study that we do has we look at wound healing and so every time we complete a study we can add that to the database and one day do a med analysis to go back over all the studies. Right now we have over a 1000 patients under study and the infection rates are substantially lower than the average per CDC, you know, what CDC typically states is an infection rate.

So, right now we have pretty compelling data and that was summarized in a poster that (Allan Dyne) presented at a nursing conference a few months back and again that data continues to come out but the prospective studies, as you know, the work that we are doing in St Louis, we expect that - that will also be very encouraging where we are looking specifically at some measures gauged at wound healing and in that particular study, oxygen tension in the wound, so I think combined between all of the studies is - it’s sort of a group and the prospective work we are doing I think it’s is a pretty compelling story.

Jason Kroll:	After (Alan Dyne) published that type of data and talked about it in the poster, did you guys notice a considerable uptake in adoption, I guess was *10035 a

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

significant concern that hasn’t alleviated significantly or somewhat since that you have made that data more available.

Roger Massengale:	It helped us a lot it, you know, it again the number one concern is *10050 and we have always come out with, you know, sort of a story it helps to have a poster presentation that we can drop in front of them and say here’s the data, and again every time we come out with another study it’s yet more evident that we can dump in their laps it indicates this really isn’t a problem Jason and its not a hard objection overcome going in into the first several meeting.

Jason Kroll:	Great. Thanks Roger. Thanks guys.

Operator:	Our next question comes from the line of Bill Miller with JM Hartwell. Please proceed with your question.

Bill Miller:	Could you give us any idea how much you current sales are with DonJoy, for say perspective for this year and secondly, can you give us any qualifications on the people who that are coming in trying to join *10140 hire as sales people?

Donald Earhart:	On your first question Bill those are not numbers we publish and I don’t believe dj publishes them either so we would not want to comment on that for obvious reasons but I think we will see the same kind of benefit, Bill, that we saw when we picked up the Ethicon product in that we sell it to dj for a fraction of what we sell it to the end user.

Bill Miller:	Right.

Donald Earhart:	So I think we’ll be okay.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

Bill Miller:	I am sure you will be okay, I just wanted - how okay you’d be?

Donald Earhart:	That’s a very good question Bill. But you might want to ask dj that question.

Bill Miller:	I will.

Donald Earhart:	Okay.

Bill Miller:	How about the people that are waiting in line to join your sales force, can you give us some indication of the kind of people you are getting or the qualifications they have, and whether it’s a stretched out to find good people or whether it’s easier than it was before?

Donald Earhart:	Well, it’s actually easier to find good people than it was say year and a half ago when nobody knew anything about us and it was a real roll of the dice for most of these people. It’s still not easy - I don’t like the word easy to find real good people because we are pretty particular right now but let’s just say this. We’re interviewing a number of candidates for these new slots and we expect to be able to fill them by the end of the year.

The type of representative we want is somebody who has got surgical experience, knows his way or her way around the OR, and likes living in scrubs. That’s very, very important, they got to bring with them a network of surgeons that they already sell to because they will be under tremendous pressure to reach that breakeven mark in a very short period of time so they are going to want to bring a lot of friends and contacts and networks to start using the product the day they arrive. It’s just in their best interest as well as in the best interest of the corporation that they bring customers the day they come onboard.

I-FLOW CORPORATION
Moderator: Donald Earhart
10-29-03/9:46 am CT
Confirmation # 21163214

Bill Miller:	Great! Thanks a lot.

Donald Earhart:	You’re welcome.

Operator:	There are no further questions at this time, please continue.

Donald Earhart:	Thank you very much for your interest in I-Flow. We look forward to reporting our fourth quarter and our fiscal 2003 results and hope that you will be able to join us for our next update.

Again thank you for you questions, they were excellent, and for giving us the time to tell you the I-Flow and the ON-Q story. Thank you.

Operator:	Ladies and gentlemen that does complete your conference call for today, we thank you for your participation and ask that you please disconnect your line.

END